                                                                   EXHIBIT 12.01


                                  INTUIT INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          IN THOUSANDS, EXCEPT RATIOS

                                                                TEN
                                                   YEAR        MONTHS
                                                  ENDED         ENDED                            YEAR ENDED JULY 31,
                                                SEPT. 30,      JULY 31,      -----------------------------------------------------
                                                   1993          1994           1995           1996           1997         1998
                                                ---------     ---------      ---------      ---------      ---------     --------
Earnings:
   Income (loss) from continuing operations
     before income taxes                        $  14,770     $(181,493)     $ (20,000)     $   1,870      $   9,809     $(19,823)
   Fixed charges                                    1,056           934          3,278          4,828          5,395        5,315
                                                ---------     ---------      ---------      ---------      ---------     --------

     Total                                      $  15,826     $(180,559)     $ (16,722)     $   6,698      $  15,204     $(14,508)
                                                =========     =========      =========      =========      =========     ========
Fixed Charges:
   Interest expense                             $      79     $       8      $     232      $     305      $     652     $    432

   Portion of rent deemed to be interest              977           926          3,046          4,523          4,743        4,883
                                                ---------     ---------      ---------      ---------      ---------     --------

     Total                                      $   1,056     $     934      $   3,278      $   4,828      $   5,395     $  5,315
                                                =========     =========      =========      =========      =========     ========

Ratio of earnings to fixed charges                  14.99            (1)            (2)            (3)          2.82           (4)
                                                =========     =========      =========      =========      =========     ========


(1)     Earnings were inadequate to cover fixed charges by $181,493.

(2)     Earnings were inadequate to cover fixed charges by $20,000.

(3)     Earnings were inadequate to cover fixed charges by $1,870.

(4)     Earnings were inadequate to cover fixed charges by $19,823.